Exhibit 23.1

Consent of Independent Auditors



The Board of Directors
Performance Food Group Company:

We consent to incorporation by reference in the registration statements (Nos. 33-72400, 333-12223 and 333-78229) on Form S-8 and the
registration statements (Nos. 333-24679 and 333-68877) on Form S-4 and the registration statement (No. 333-48462) on Form S-3 of Performance Food Group Company of our reports dated February 5, 2001, relating to the consolidated balance sheets of Performance Food Group Company and subsidiaries as of December 30, 2000 and January 1, 2000, the related consolidated statements of earnings, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended December 30, 2000, and the related financial statement schedule, which reports are included in this Form 10-K.


                                   /s/ KPMG LLP

Richmond, Virginia
March 26, 2001